Exhibit 99.1

Schlumberger Announces Second-Quarter 2007 Results

HOUSTON, July 20, 2007 – Schlumberger Limited (NYSE:SLB) today reported second-quarter revenue of $5.64 billion versus $5.46 billion in the first quarter of 2007, and $4.69 billion in the second quarter of 2006.

Net income, before charges and credits, reached $1.26 billion—an increase of 7% sequentially and 40% year-on-year. Diluted earnings-per-share, before charges and credits, were $1.02 versus $0.96 in the previous quarter, and $0.73 in the second quarter of 2006.

Net income, including charges and credits, was $1.26 billion or $1.02 per-share diluted versus $0.96 in the previous quarter, and $0.69 in the second quarter of 2006.

Oilfield Services revenue of $4.97 billion increased 5% sequentially and 21% year-on-year. Pretax business segment operating income of $1.51 billion increased 8% sequentially and 33% year-on-year.

WesternGeco revenue of $665 million decreased 6% sequentially but increased 18% year-on-year. Pretax business segment operating income of $216 million decreased 19% sequentially but increased 28% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Second-quarter results were driven by the increasing pace of international activity. Sequential revenue growth for Oilfield Services accelerated in all Areas except North America where higher activity on land and in the Gulf Coast was not sufficient to completely offset a significant downturn in Canada. Oilfield Services pretax margins reached a new high of 30.4% led by an exceptional performance in the Middle East and Asia Area due to a continued favorable revenue mix from exploration services—particularly in Asia.

During the first half of 2007, Integrated Project Management (IPM) was awarded an impressive $3.8 billion of new and extended contracts that cover activities in GeoMarkets spanning Latin America, Russia, North Africa, Europe and Malaysia. This figure includes revenues from project management, Schlumberger technology delivery and third-party services.

In the short term, the future natural gas activity in North America remains uncertain as record imports of LNG, a slower-than-forecast decline in Canadian gas production, and the backlog of new wells stimulated and brought on line have all led to a rapid rise in gas storage levels. In this market, pricing erosion for pressure pumping stimulation services accelerated during the quarter due to increasing equipment capacity. However, we continue to believe that the high decline rates of existing fields and the poorer quality reservoirs now being drilled will ultimately lead to renewed activity in the Area.

Global demand for oil remains robust while non-OPEC supply continues to disappoint due largely to acceleration in the decline rate of the existing production base, delays in the new and complex projects under development, and inadequate industry investment resulting from shortages of people and equipment. We remain convinced that international activity will continue to increase as operators combat production shortfalls and continue to increase exploration budgets to renew reserves.”

-More-

Schlumberger Announces Second-Quarter 2007 Results, page 2

Other Events

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As part of the current 40 million-share buyback program approved in the second quarter of 2006, Schlumberger repurchased 2.2 million shares during the second quarter of 2007 for a total amount of $172 million, at an average price of $78.23 per share. Under this buyback program 20.9 million shares have been repurchased to date.

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Schlumberger completed the acquisitions of Geosystem and Tyumenpromgeofizika. Geosystem supplies land and marine electromagnetics and seismic imaging services and will become part of WesternGeco Electromagnetics. Tyumenpromgeofizika provides a wide range of geophysical and wireline logging services in Western Siberia.

Schlumberger Announces Second-Quarter 2007 Results, page 3

Consolidated Statement of Income

			(Stated in thousands except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2007	2006	2007	2006
Revenue	$5,638,762	$4,686,775	$11,103,167	$8,925,792
Interest and other income (1)(3)	97,484	63,590	181,107	129,082
Expenses
Cost of goods sold and services (3)	3,736,871	3,251,926	7,359,215	6,243,817
Research & engineering (3)	174,679	170,890	341,777	300,296
Marketing	19,998	16,694	36,681	31,842
General & administrative	119,066	108,294	238,316	206,439
Interest	66,270	61,421	134,417	109,265

Income before taxes and minority interest	1,619,362	1,141,140	3,173,868	2,163,215
Taxes on income (3)	360,883	278,419	734,562	535,070

Income before minority interest	1,258,479	862,721	2,439,306	1,628,145
Minority interest (3)	—	(5,821)	—	(48,734)

Net Income	$1,258,479	$856,900	$2,439,306	$1,579,411

Diluted Earnings-Per-Share (3)	$1.02	$0.69	$1.98	$1.28

Average shares outstanding	1,184,243	1,184,357	1,181,348	1,182,351
Average shares outstanding assuming dilution	1,240,911	1,246,077	1,237,814	1,243,386

Depreciation & amortization included in expenses (2)	$460,932	$375,042	$901,909	$729,645

1)	Includes interest income of:

Second Quarter 2007 - $35 million (2006 - $29 million)

Six months 2007 - $70 million (2006 - $65 million)

2)	Including Multiclient seismic data costs.
3)	See page 6 for details of Charges & Credits.

Schlumberger Announces Second-Quarter 2007 Results, page 4

Condensed Balance Sheet

		(Stated in thousands)
Assets	Jun. 30, 2007	Dec. 31, 2006
Current Assets
Cash and short-term investments	$2,884,587	$2,998,873
Other current assets	7,163,245	6,186,789

	10,047,832	9,185,662
Fixed income investments, held to maturity	322,677	153,000
Fixed assets	6,282,265	5,576,041
Multiclient seismic data	221,108	226,681
Goodwill	5,053,838	4,988,558
Other assets	2,845,042	2,702,196

	$24,772,762	$22,832,138

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,873,109	$3,848,017
Estimated liability for taxes on income	912,824	1,136,529
Bank loans and current portion of long-term debt	796,410	1,321,529
Convertible debentures	578,570	—
Dividend payable	209,907	148,720

	6,370,820	6,454,795
Convertible debentures	450,000	1,424,990
Other long-term debt	3,466,373	3,238,952
Postretirement benefits	1,045,942	1,036,169
Other liabilities	600,973	257,349

	11,934,108	12,412,255

Stockholders’ Equity	12,838,654	10,419,883

	$24,772,762	$22,832,138

Schlumberger Announces Second-Quarter 2007 Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness. Details of Net Debt follow:

(Stated in millions)
Six Months	2007
Net Debt, January 1, 2007	$(2,834)
Net income	2,439
Depreciation and amortization	902
Excess of equity income over dividends received	(77)
Increase in working capital requirements	(801)
Capital expenditures (1)	(1,417)
Dividends paid	(354)
Proceeds from employee stock plans	404
Stock repurchase program	(505)
Business acquisitions	(147)
Conversion of debentures	396
Other	(47)
Translation effect on net debt	(43)

Net Debt, June 30, 2007	$(2,084)

Components of Net Debt	Jun. 30, 2007	Dec. 31, 2006
Cash and short-term investments	$2,885	$2,999
Fixed income investments, held to maturity	323	153
Bank loans and current portion of long-term debt	(797)	(1,322)
Convertible debentures	(1,029)	(1,425)
Other long-term debt	(3,466)	(3,239)

	$(2,084)	$(2,834)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces Second-Quarter 2007 Results, page 6

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Second-Quarter 2007 Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

						( Stated in millions except per share amounts )
	Second Quarter 2006
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Net Income per Consolidated Statement of Income	$1,141.1	$278.4	$(5.8)	$856.9	$0.69

Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02	Research & engineering
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01	Interest and other income
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01	Cost of goods sold and services
- Other in-process R&D charges	5.6	—	—	5.6	—	Research & engineering

Net Income before charges & credits	$1,186.8	$278.1	$(9.0)	$899.7	$0.73

Effective tax rate:
- GAAP	24.4%
- Before charges & credits	23.4%

There were no charges or credits in the second quarter of 2007, the first quarter of 2007 and the first quarter of 2006.

Schlumberger Announces Second-Quarter 2007 Results, page 7

Business Review

Business Segments

(Stated in millions)

	Second Quarter			Six Months
	2007	2006	% chg	2007	2006	% chg
Oilfield Services
Revenue	$4,974	$4,126	21%	$9,733	$7,837	24%
Pretax Operating Income	$1,513	$1,134	33%	$2,918	$2,093	39%

WesternGeco
Revenue	$665	$563	18%	$1,370	$1,093	25%
Pretax Operating Income	$216	$169	28%	$482	$318	52%

Pretax operating income represents the business segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, and the charges and credits described on page 6, as these items are not allocated to the segments.

Schlumberger Announces Second-Quarter 2007 Results, page 8

Oilfield Services

Second-quarter revenue of $4.97 billion was 5% higher sequentially and 21% higher year-on-year.

Sequential revenue increases were highest in the US land, Brunei/Malaysia/Philippines, North Sea, Arabian and Eastern Mediterranean GeoMarkets*. In addition, double-digit growth rates were experienced in the East and North Russia, Indonesia, China/Japan/Korea and Qatar GeoMarkets. Across all Areas demand was particularly strong for Drilling & Measurements, Schlumberger Information Solutions (SIS), Artificial Lift Systems, Wireline and Well Services technologies.

Pretax operating income of $1.51 billion increased 8% sequentially and 33% year-on-year. The sequential increase was mainly driven by higher activity and a favorable technology mix in the Brunei/Malaysia/Philippines, Venezuela/Trinidad & Tobago, US land, Eastern Mediterranean, Gulf Coast, Arabian, North Africa and China/Japan/Korea GeoMarkets, and by a favorable technology mix and higher product sales in the North Sea. These resulted in Oilfield Services pretax operating margins reaching 30.4%, a sequential increase of 90 basis points (bps).

To adapt the existing Schlumberger GeoMarket structure to expanding activity levels worldwide, new GeoMarkets have been established in Russia, on land in the US, and Qatar, bringing the total number to 31. The GeoMarket structure brings together geographically focused teams to meet local needs and deliver customized solutions while enabling Schlumberger to deploy technology consistently on a global level.

The Schlumberger Wireline InSitu Density* service—the first in the InSitu Family* of quantitative fluid properties measurements at reservoir conditions—made its commercial debut during the quarter. This new service measures formation fluid density in open hole at reservoir conditions. In a recent offshore exploration well in Norway, water samples for subsea pipeline flow assurance and field process equipment compatibility were acquired for Eni Norge using the InSitu Density service in conjunction with the Wireline MDT* Modular Formation Dynamics Tester and Quicksilver Probe* technologies to ensure low-contamination representative water samples measured under downhole conditions.

During the quarter, SIS released the latest editions of the Petrel* seismic-to-simulation software, the Eclipse* reservoir simulation software, and the Ocean* application development framework. These latest editions bring enhanced seismic performance and scalability for improved exploration workflows, extended simulation capability for both carbon dioxide injection and storage and for minimizing asphaltene deposition during production, and accurate modeling of pressure drop in extended-reach horizontal wells.

North America

Revenue of $1.34 billion decreased 3% sequentially but increased 6% year-on-year. Pretax operating income of $417 million decreased 3% sequentially but increased 11% year-on-year.

Sequentially, revenue in the US land GeoMarkets grew through increased activity following the lifting of seasonal land access restrictions, and continuing service intensity for Wireline, Drilling & Measurements and Well Services technologies on horizontal wells in unconventional gas reservoirs. Growth was also recorded in the US Gulf Coast driven by higher demand for Drilling & Measurements, Well Services and Well Testing technologies in deep-water reservoirs; and in Alaska as a result of higher exploration-related demand for Wireline, Well Testing and Well Services technologies. In addition, higher SIS product sales were recorded across the US GeoMarkets. However, growth in the US was more than offset by the significant activity slowdown in Western Canada that resulted from the early onset of the spring break-up together with the lower prices for natural gas.

Schlumberger Announces Second-Quarter 2007 Results, page 9

Pretax operating margins for the Area declined slightly by 21 bps to reach 31.2% primarily due to the activity slowdown in Canada and to pricing erosion in pressure pumping stimulation services in North America due to increases in equipment capacity. However, this decline was significantly offset by higher operating leverage in the US land GeoMarkets and a favorable exploration-driven activity mix in the US Gulf Coast and Alaska GeoMarkets.

In West Texas, Schlumberger used an integrated design approach to optimize stimulation and completion in a new shale gas play. This integrated approach included Schlumberger Wireline logging services and the new Sonic Scanner* technology—in conjunction with TerraTek advanced core analysis—to yield a comprehensive characterization of the reservoir. The study led to customization of the fracturing fluid most suited to the reservoir mineralogy and to selection of the optimal perforating technique. The results indicated the absence of barriers within the formation—this was later confirmed by micro-seismic monitoring during the stimulation treatment.

In Western Canada, the PowerDrive Xceed* rotary-steerable system was run in the Chinook Ridge field where it enabled the drilling of a horizontal well with consistent build rates in a complex and technically challenging reservoir. The deployment of this advanced directional-drilling technology enabled the operator to enhance the well’s productivity.

In northwestern Louisiana, AbrasiFRAC* technology, a member of the new Contact* family of intervention services, was used to complete a well where six stages were successfully placed in one day in the highly laminated reservoir where normally pressured zones alternate with highly depleted zones. The well, which was completed three days faster than wells using conventional technology, is outperforming offset wells and yielding the lowest water production rate in the field.

In the Barnett Shale of North Texas, Schlumberger recently completed three horizontal wells for Devon Energy. New production improvements were achieved through the added dimension that Sonic Scanner advanced measurements bring to the understanding of formation stress during the completion process in this complex tight gas environment. In addition, the use of MDT technology is enabling the customer to measure the in-situ stress in an effort to understand hydraulic fracture-height growth.

Latin America

Revenue of $761 million increased 5% sequentially and 14% year-on-year. Pretax operating income of $179 million increased 10% sequentially and 40% year-on-year.

During the quarter, the two remaining contracts associated with the drilling barges in Venezuela were finalized. The resulting recognition of certain previously deferred revenues and related costs had a marginal impact on the Area’s sequential revenue and pretax operating income growth.

Sequential revenue growth was driven by increased demand for Wireline and Well Testing technologies together with higher Artificial Lift Systems product sales in the Venezuela/Trinidad & Tobago GeoMarket; strong demand for Wireline, Well Services and Well Testing technologies together with SIS and Completions product sales in Latin America South; continued strong exploration-driven Wireline activity and increased demand for IPM services in Peru/Colombia/Ecuador; and stronger Well Services activity in Mexico.

Pretax operating margins increased by 118 bps to reach 23.6% as a result of the more favorable activity mix in Venezuela/Trinidad & Tobago and Peru/Colombia/Ecuador. This performance was partially offset by project start-up costs in Mexico.

Schlumberger Announces Second-Quarter 2007 Results, page 10

In Brazil, Petrobras awarded Schlumberger a contract for work on the Marlim field which includes the construction of a collaborative decision center together with implementation of Schlumberger production software and workflow process optimization. This project is an extension of the Carapeba pilot development.

In Colombia, Petrobras selected Schlumberger to provide logging-while-drilling, wireline logging and directional-drilling services for the first-ever deep-water well to be drilled in the region. This award was based on the successful track record of PowerDrive* rotary-steerable and Scope* advanced measurements-while-drilling technologies in Brazil.

In Venezuela, PDVSA has achieved exceptional results using a combination of Wireline PURE* and PowerJet Omega* perforating technologies in new well completions and old well re-perforations. Using an engineered approach to design the system best suited to the formation for maximum productivity, a team of PDVSA and Schlumberger engineers significantly increased the productivity index in a number of wells across the country. In one specific case, a group of 10 wells was re-perforated with production increasing by more than 14,000 BOPD.

In Argentina, Repsol YPF awarded Schlumberger a multi-year contract extension for Artificial Lift Systems services onshore. This extension was awarded based on service quality performance, rapid product delivery and advanced technology offerings provided under the existing five-year contract.

Europe/CIS/Africa

Revenue of $1.61 billion increased 6% sequentially and 30% year-on-year. Pretax operating income of $462 million increased 7% sequentially and 46% year-on-year.

Sequential revenue growth was driven by the higher rig count in the East Russia, Continental Europe, Libya and North Africa GeoMarkets; strong demand for exploration-related Wireline, Drilling & Measurements and Well Testing technologies together with higher Artificial Lift Systems and Completions product sales in the North Sea; and increased demand for Well Services technologies, higher Artificial Lift Systems product sales and higher IPM activity in North Russia. This growth was partially offset by seasonal weather-related effects in South Russia.

Pretax operating margins reached 28.7% driven primarily by a more favorable activity mix in the North Sea, North Africa and Russia GeoMarkets. This performance was partially dampened by the weather-related seasonal effects in South Russia.

In Algeria, the Schlumberger Wireline PressureXpress* service was run for CNPC International Algeria Exploration to determine fluid contacts and gradients in order to improve reservoir understanding. Job execution was optimized in real time using the InterACT* web-based service.

StageFRAC* multistage fracturing technology, a member of the Contact family of fracturing and completion services, was deployed on three offshore oil wells for Eni Congo. The technology, resulting in increased well productivity, proved highly effective for the customer’s stimulation campaign. StageFRAC will be used by Eni Congo on additional offshore fields, reflecting the growing acceptance of this advanced technology.

PeriScope* and EcoScope*, members of the Scope family of advanced while-drilling-services, were deployed for Chevron Nigeria Ltd. in an offshore field. Results showed that the horizontal well’s oil-water contact was dipping due to down-slope water injection. The use of conventional technologies would have led to the incorrect assumption that the transition from oil to water was due to faulting. The results prevented an unnecessary sidetrack and modified the field development plan.

Schlumberger Announces Second-Quarter 2007 Results, page 11

Elsewhere in Nigeria, a screening study of 1,700 reservoirs was conducted for Chevron Nigeria Ltd. to identify potential candidates for water-flooding to improve production and recovery. The ranking of the reservoirs, each described by more than 200 parameters, was performed using Schlumberger DECIDE!* data management software, which reduced the processing time to three months—significantly less than with previous methods.

Middle East & Asia

Revenue of $1.21 billion increased 11% sequentially and 32% year-on-year. Pretax operating income of $428 million increased 14% sequentially and 43% year-on-year.

The sequential growth in revenue resulted from higher activity in the Brunei/Malaysia/Philippines, Indonesia, Qatar, Australia/Papua New Guinea and China/Japan/Korea GeoMarkets; stronger exploration-driven deep-water activity in Eastern Mediterranean; and higher demand for Wireline, Completions and Artificial Lift Systems technologies in the Arabian GeoMarket. This growth was partially offset by the lower rig count in Thailand/Vietnam.

Pretax operating margins grew sequentially by 103 bps to reach 35.3%, driven by a more favorable deep-water exploration-driven activity mix in Brunei/Malaysia/Philippines, demand for higher-margin Wireline technology in China/Japan/Korea, and higher-margin Completions and Artificial Lift Systems product sales in the Arabian GeoMarket. This growth was offset by the slowdown in Thailand/Vietnam and lower deep-water activity in India.

Saudi Aramco awarded Schlumberger Well Testing an order for 240 PhaseWatcher* Vx* multiphase flow meters for the Khurais field in Saudi Arabia—confirming Schlumberger leadership in production well testing.

Elsewhere in Saudi Arabia, the Wireline MaxTRAC* open-hole tractor conveyance system has overcome the soft formation tractoring slippage experienced in this area. In one application, the MaxTRAC technology enabled the Schlumberger Wireline Flow Scanner* production logging system to be deployed in deep horizontal wells providing real-time diagnosis of oil and water entries.

Schlumberger Well Services Coiled Tubing Catenary technology was deployed for the first time in Asia for Shell Malaysia Exploration & Production to enable coiled-tubing operations from a floating barge. This new technology increases access to wells located on lightweight or congested platform jackets.

In India, Schlumberger Wireline performed the first P4* post-perforation propellant pulse service for extensive formation fracturing. The combination of the Wireline Sonic Scanner service with an oriented perforation technique identified the preferred fracture plane making it possible to significantly reduce fracture pressure below the maximum limit for this particular completion.

Schlumberger Announces Second-Quarter 2007 Results, page 12

WesternGeco

Second-quarter revenue of $665 million was 6% lower sequentially but 18% higher compared to the same period last year. Pretax operating income of $216 million decreased 19% sequentially but increased 28% year-on-year.

Sequentially, Marine increased due to higher production and pricing despite seasonal transits and scheduled dry dock inspections. Data Processing revenue also increased driven primarily by higher sales in North America, Europe, Africa and the Middle East while Land revenue remained flat. However, the improvement in Marine and Data Processing revenues was more than offset by the normal seasonal decline in Multiclient revenues.

Pretax operating margins declined to 32.5% due to the lower Multiclient sales and to crew costs associated with certain Land projects.

The seventh Q-Marine* vessel, the Western Spirit, was launched near the end of the quarter. Equipped with DSC* Dynamic Spread Control—the new WesternGeco automated vessel, source and streamer steering technology that enables more accurate survey positioning—the Western Spirit began 4D survey work in the North Sea for Statoil.

Offshore India, ONGC awarded WesternGeco an integrated Q-Marine acquisition, processing and post-stack inversion contract through the 2009-2010 field season. This fourth long-term Q-Marine contract for ONGC underscores their commitment to the value delivered by Q-Technology*.

Offshore Angola, Sonangol Pesquisa & Produção awarded WesternGeco a contract for a Q-Marine acquisition and processing survey over 1,800 km2. This is the first Q-Marine survey to be acquired for Sonangol.

In North Africa, Q-Land* activity saw further success with the award of a second 350-km2 survey for Sirte Oil Company in Libya, and a 300-km2 survey for First Calgary Petroleum in the Berkine basin in Algeria.

Three new technologies for land operations were introduced during the quarter. The Desert Explorer* DX-80 vibroseis unit complements the Q-Land integrated acquisition and processing system with low distortion across a broad bandwidth; the MD Sweep design methodology enables a vibrator to produce higher energy at low frequencies; and the SHARP technique increases productivity of slip-sweep data acquisition without suffering quality degradation due to harmonic noise.

Under a technical collaboration agreement with Petrobras, WesternGeco has started acquisition of a controlled source electromagnetics survey in the Santos basin offshore Brazil. This survey will include both 2D and 3D acquisition, processing and interpretation.

The third phase of the E-Octopus wide-azimuth survey commenced in May and now extends to cover approximately 10,540 km2 of the Green Canyon area in the US Gulf of Mexico. This phase, which is highly prefunded, has deployed a total of 20 streamers from two Q-Marine vessels, with the data processed using the proprietary Q-Xpress* technique to produce the world’s largest onboard prestack depth migration. MMCI* Multimeasurement-Constrained Imaging workflow technology will be applied to selected areas of the survey to improve delineation of base-of-salt events for enhanced subsalt imaging. MMCI is a WesternGeco proprietary workflow that integrates marine magnetotelluric, gravity and seismic measurements. The E-Octopus project is part of the family of E-surveys that benefit from the most advanced acquisition and processing technologies in the industry.

Schlumberger Announces Second-Quarter 2007 Results, page 13

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 76,000 people of over 140 nationalities working in more than 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2006, Schlumberger revenue was $19.23 billion. For more information, visit www.SLB.com.

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*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, July 20, 2007, at 9:00am Eastern, 8:00am Central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-288-8961 (toll free) within North America, or +1-612-288-0337 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay of the conference call will be available through August 18, 2007, by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and providing the access code 875949.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Debashis Gupta – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com